UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 2, 2024

Boundless Bio, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-41989	83-0751369
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9880 Campus Point Drive, Suite 120

San Diego, CA 92121

(858) 766-9912

(Address and zip code; telephone number, including area code, of registrant’s principal executive offices)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	BOLD	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On April 2, 2024, Boundless Bio, Inc. (the Company) filed an amended and restated certificate of incorporation (the Restated Certificate) with the Secretary of State of the State of Delaware in connection with the closing of the initial public offering (the IPO) of shares of its common stock. The Company’s board of directors and stockholders previously approved the Restated Certificate to be effective as of immediately prior to, and conditioned upon, the closing of the IPO.

The Restated Certificate amends and restates the Company’s amended and restated certificate of incorporation, in its entirety to, among other things: (i) increase the authorized number of shares of common stock to 700,000,000 shares; (ii) authorize 70,000,000 shares of undesignated preferred stock that may be issued from time to time by the Company’s board of directors in one or more series; (iii) establish a classified board of directors, divided into three classes, each of whose members will serve for staggered three-year terms; (iv) provide that directors may be removed from office only for cause by the affirmative vote of the holders of at least two-thirds of the Company’s outstanding capital stock then entitled to vote in an election of directors; (v) eliminate the ability of the Company’s stockholders to take action by written consent in lieu of a meeting; and (vi) provide that, unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. The Restated Certificate also retains the provision that designates the Court of Chancery of the State of Delaware to be the sole and exclusive forum for certain actions, including, but not limited to, derivative actions or proceedings brought on behalf of the Company or actions asserting claims of breach of a fiduciary duty owed by, or other wrongdoing by, any of the Company’s directors, officers, employees or agents to the Company or the Company’s stockholders.

The foregoing description of the amendments made in the Restated Certificate is qualified by reference to the Restated Certificate, a copy of which is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

On April 2, 2024, in connection with the closing of the IPO, the amended and restated bylaws of the Company (the Amended and Restated Bylaws), previously approved by the Company’s board of directors to become effective as of immediately prior to, and conditioned upon, the closing of the IPO, became effective. The Amended and Restated Bylaws amend and restate the Company’s bylaws in their entirety to, among other things: (i) establish procedures relating to the presentation of stockholder proposals at stockholder meetings; (ii) establish procedures relating to the nomination of directors; and (iii) conform to the amended provisions of the Restated Certificate.

The foregoing description of the amendments made in the Amended and Restated Bylaws is qualified by reference to the Amended and Restated Bylaws, a copy of which is attached hereto as Exhibit 3.2 and is incorporated herein by reference.

Item 8.01	Other Events.

On April 2, 2024, the Company completed its IPO of 6,250,000 shares of its common stock at a public offering price of $16.00 per share. The gross proceeds to the Company from the IPO were $100.0 million, before deducting underwriting discounts and commissions and estimated offering expenses payable by the Company.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation of Boundless Bio, Inc.

3.2	Amended and Restated Bylaws of Boundless Bio, Inc.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Boundless Bio, Inc.

Date: April 2, 2024	By:	/s/ Jessica Oien
	Name:	Jessica Oien
	Title:	Chief Legal Officer and Corporate Secretary

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